Exhibit 10.9
LENNOX INTERNATIONAL INC.
Restricted Stock Unit Award Agreement
Non-Employee Directors

THIS AGREEMENT (“Agreement”) is made as of ___________, 20__ (the “Date of Grant”), by and between Lennox International Inc., a Delaware corporation (the “Company”), and  (“Participant”).

The Company has adopted the Lennox International Inc. 2019 Equity and Incentive Compensation Plan (as amended and restated from time to time, the “Plan”), the terms of which are incorporated by reference and made a part of this Agreement, for the benefit of eligible employees, Directors, and certain other service providers of the Company and its Subsidiaries. Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in the Plan.

Pursuant to the Plan, the Committee, which has responsibility for administering the Plan, has determined that it is in the interest of the Company and its Stockholders to make the award described in this Agreement in order to increase Participant’s personal interest in the continued success and progress of the Company, to foster and enhance the long-term profitability of the Company for the benefit of its Stockholders by offering the incentive of long-term rewards, and to encourage Participant to remain a Director.

The Company and Participant therefore agree as follows:

1.    Grant of Award. Subject to and upon the terms of this Agreement and the Plan, the Company grants to Participant on the Date of Grant Restricted Stock Units (“RSUs” and such award, the “RSU Award”).

2.Restrictions on Transfer. Subject to Section 15 of the Plan, neither the RSU Award evidenced hereby nor any interest therein or in the Common Shares underlying such award shall be transferable prior to settlement other than by will or pursuant to the laws of descent and distribution.

3.Vesting. Subject to Participant’s compliance with the terms of this Agreement, the RSU Award will vest on _________, 20__ (the “RSU Vesting Date,” and the period from the Date of Grant until the RSU Vesting Date, the “RSU Restriction Period”). If the RSU Vesting Date is not a day on which Common Shares are traded on a U.S. national securities exchange or quoted in an inter-dealer quotation system, then the RSU Vesting Date will be the preceding day on which sales of Common Shares were reported. If Participant ceases to remain a member of the Board through the end of the RSU Restriction Period, the RSU Award will fully vest except as provided in Section 4(a).

4.    Termination of Directorship; Change in Control. Unless otherwise determined by the Committee in its sole discretion, and notwithstanding anything herein to the contrary, the RSU Award will be subject to vesting or cancellation in connection with the events specified below:
(a)    If, prior to the end of the RSU Restriction Period, Participant’s service as member of the Board is terminated for any reason and the majority of the remaining members determine that the circumstances related to Participant’s departure from the Board was a “For Cause” matter or related to Participant’s performance, then, immediately after Participant’s termination, the RSU Award will be cancelled. “For Cause” as used in this Agreement means (i) any violation by Participant of the Company’s written policies as they may exist or be created or modified from time to time in the future; (ii) any state or federal criminal conviction, including, but not limited to, entry of a plea of nolo contendere or deferred adjudication upon a felony or misdemeanor charge; (iii) the commission by Participant of any material act of misconduct or dishonesty; (iv) any intentional or grossly negligent action or omission to act that breaches any covenant, agreement, condition or obligation contained in any written agreement with the Company; or (v) acts that in any way have a direct, substantial, and adverse effect on the Company’s reputation.

(b)    If a Change in Control occurs prior to the end of the RSU Restriction Period, Section 12(b) of the Plan shall apply. If a Change in Control occurs after the end of the RSU Restriction Period, Section 12(b) of the Plan shall not apply.

5.RSU Payment Timing.

(a)    General. Except as otherwise provided in Section 5(b), vested RSUs will be paid within 30 days following vesting. Vested RSUs will be paid in the form of one Common Share for each vested RSU.

(b)    Other Payment Events. In the event that the payment timing for vested RSUs set forth in Section 5(a) would cause the RSU Award to fail to comply with Section 409A of the Code (e.g., in the event of a Change in Control that does not constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code), then such vested RSUs will instead be paid within 60 days after the earliest of (1) Participant’s “separation from service” with the Company and its Subsidiaries (for purposes of Section 409A of the Code), (2) the RSU Vesting Date, or (3) the occurrence of a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code. In no event shall Participant be permitted to designate the taxable year of payment for the RSUs.

6.    Taxes. Participant will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any Common Shares.

7.    Adjustments. The number of Common Shares subject to the RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

8.    No Stockholder Rights. Participant will not be deemed for any purpose, including voting rights and dividends or dividend equivalents, to be, or to have any of the rights of, a Stockholder with respect to any Common Shares as to which the RSU Award relates until such shares are issued or transferred to Participant by the Company. The existence of this Agreement will not affect the right or power of the Company or its Stockholders to accomplish any corporate act.

9.    Restrictions Imposed by Law. Participant agrees that the Company will not be obligated to deliver any Common Shares if the Company determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Shares may be listed or quoted. The Company will not be obligated to take any affirmative action to cause the delivery of Common Shares to comply with any such law, rule, regulation or agreement.

10.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant).

11.    No Right to Future Awards or Board Membership. The grant of the RSUs under this Agreement to Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon Participant any right to continued service as a member of the Board.

12.    Notice. Unless the Company notifies Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement must be in writing and delivered personally or by first class mail, postage prepaid, to the following address:

Lennox International Inc.
c/o Corporate Secretary
2140 Lake Park Boulevard
Richardson, Texas 75080

Any notice or other communication to Participant with respect to this Agreement must be in writing and delivered personally, or sent electronically to Participant or by first class mail, postage prepaid, to Participant’s address as listed in the records of the Company on the Date of Grant, unless the Company has received written notification from Participant of a change of address.

13.    Amendment. This Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by the Plan. Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

14.    Governing Law. This Agreement is governed by Delaware law. Any dispute arising out of or related to this Agreement, or any breach or alleged breach hereof, will be exclusively decided by a state or federal court in the State of Texas in the County of Dallas. Participant irrevocably waives Participant’s right, if any, to have any disputes between Participant and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Texas in the County of Dallas. Participant hereby irrevocably consents to the personal jurisdiction of the state courts in the State of Texas in the County of Dallas for the purposes of any action arising out of or related to this Agreement.

15.    Construction. This Agreement is entered into, and the RSU Award is granted, pursuant to the Plan and is governed by and construed in accordance with the Plan and the administrative interpretations adopted under the Plan. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.

16.    Severability and Reformation. If any restriction or covenant in this Agreement is deemed by a court of competent jurisdiction to be unreasonable or unenforceable as written,

the court may modify any unreasonable or unenforceable element of the restriction or covenant to make it reasonable and enforceable or enforce it only to the extent it is reasonable and enforceable. If the court determines that any restriction or covenant in this Agreement is wholly or partially invalid or unenforceable, the remainder of the restrictions or covenants will be given full effect.

17.    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the RSU Award.

18.    Electronic Delivery. The Participant consents to the delivery of any documents related to the award granted hereunder by electronic means and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.    Participant Acceptance. Participant must accept the terms and conditions of this Agreement by electronic signature or by signing in the space below and returning a signed copy to the Company.

20.    No-Waiver. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as waiver of any subsequent breach.

21.    Successors and Assigns. This Agreement will inure to the benefit of, and may be enforced by, any and all successors and assigns of the Company, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and will be binding on Participant, Participant’s executors, administrators, personal representatives or other successors in interest. Participant further agrees that Participant’s rights are personal and may not be assigned or transferred.

22.    Acknowledgement. Participant acknowledges that Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

ACCEPTED:

    Signed: _________________________________
     «First» «Last»

    Date: «Date»

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